Exhibit n.3

Report of Independent Registered Public Accounting Firm on Financial Statement Schedule

To the Board of Directors

of Technology Investment Capital Corp.:

Our audits of the financial statements, of management’s assessment of the effectiveness of internal control over financial reporting and of the effectiveness of internal control over financial reporting referred to in our report dated March 13, 2007 appearing in the 2006 Annual Report to Shareholders of Technology Investment Capital Corp. also included an audit of the senior securities table listed in this Registration Statement. In our opinion, the senior securities table for the year ended December 31, 2006 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 25, 2007